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                                                                 EXHIBIT (a)(8)
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   This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Units. The Offer is made solely by the Offer to Purchase dated January 20, 1998, and the related Letter of Transmittal and any amendments or supplements thereto, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Units in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the
   Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Jefferies & Company, Inc. or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     5,446,860 UNITS OF BENEFICIAL INTEREST
                                       OF

                BURLINGTON RESOURCES COAL SEAM GAS ROYALTY TRUST
                                       BY

                           SAN JUAN PARTNERS, L.L.C.
                                       AT

                               $8.25 NET PER UNIT

             San Juan Partners, L.L.C., a Texas limited liability company (the "Purchaser"), is offering to purchase 5,446,860 Units of Beneficial Interest (the "Units") of Burlington Resources Coal Seam Gas Royalty Trust (the "Trust"), at a price of $8.25 per Unit, net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 20, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

             The members of the Purchaser are EnCap Energy Capital Fund III, L.P., a Texas limited partnership, EnCap Energy Acquisition III-B, Inc., a Texas corporation, ECIC Corporation, a Texas corporation, BOCP Energy Partners, L.P., a Texas limited partnership, First Union Investors, Inc., a North Carolina corporation, Andover Group, Inc., a Texas corporation, Charles T. McCord III, O'Sullivan Oil & Gas Company, Inc., a Texas corporation, Christopher P. Scully, Scott W. Smith Funding, L.L.C., a Texas limited company, and John V. Whiting.

             The purpose of the Offer is to acquire, together with Units already owned by the Purchaser, 67% of the outstanding Units as the first step in effecting the termination of the Trust, at which time the assets of the Trust would be liquidated and sold as then required by the terms of the Trust Agreement, among Meridian Oil Production Inc., Burlington Resources Inc., Mellon Bank (DE) National Association and NationsBank of Texas, N.A., dated May 1, 1993 (the "Trust Agreement"), and the eventual distribution to the Unit holders of the proceeds from the sale of the assets of the Trust. Pursuant to the Trust Agreement, the affirmative vote by the holders of not less than 66 2/3% of all of the Units outstanding shall be required to terminate the Trust.

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     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
                                   MIDNIGHT,
     NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 17, 1998, UNLESS THE OFFER IS
                 EXTENDED (AS EXTENDED, THE "EXPIRATION DATE").

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             The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the offer 5,446,860 Units, or such greater or lesser number of Units that, together with the Units owned by the Purchaser, would constitute 67% of the outstanding Units as of the date the Units are accepted for payment by the Purchaser pursuant to the Offer (the "Minimum Number"). The Offer is also subject to the other terms and conditions that are contained in the Offer to Purchase.

             Each Unit holder should make his own determination as to whether to tender Units pursuant to the Offer. Holders of Units are urged to read the Offer to Purchase carefully before making any decision with regard to the Offer.

             Upon the terms and subject to the conditions of the Offer, if more than the Minimum Number of Units is validly tendered in accordance with the procedures specified in the Offer to Purchase and not properly withdrawn in accordance with the procedures specified in the Offer to Purchase, the Purchaser will, upon the terms and subject to the conditions of the Offer, take into account the number of Units so tendered, accept for payment and pay for the Minimum Number of Units, pro rata, according to the number of Units validly tendered by each Unit holder and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases of fractional Units. Because of the difficulty of determining the precise number of Units validly tendered and not withdrawn, if proration of the tendered Units is required, Purchaser does not expect to be able to announce the final results of the proration until at least approximately seven business days after the Expiration Date. The Purchaser does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration or other adjustment results are known.

             Purchaser reserves the right (but shall not be obligated) to accept for payment more than the Minimum Number of Units pursuant to the Offer. Purchaser has no present intention of exercising such right. If, prior to the Expiration Date, Purchaser should decide to increase or decrease the number of Units being sought or to increase or decrease the consideration being offered in the Offer, subject to any requirement to extend the period of time during which the Offer is opened, such increase or decrease in the number of Units being sought or such increase or decrease in the consideration being offered will be applicable to all Unit holders whose Units are accepted for payment pursuant to the Offer.

             For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) Units validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to The Bank of New York (the "Depositary") of the Purchaser's acceptance of such Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will be made by deposit of the Purchase Price therefor with the Depositary, which will act as the agent for tendering Unit holders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering Unit holders. Under no circumstances will interest on the Purchase Price be paid by the Purchaser by reason of any delay in making such payment. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Units or timely confirmation of a book-entry transfer of such Units into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase,
   (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (iii) and other documents required by the Letter of Transmittal.

             Except as otherwise provided in the Offer to Purchase, tenders of Units made pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser, may also be withdrawn at any time after March 20, 1998, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn, and (if certificates for Units have been tendered) the name of the registered holder of the Units as set forth in the certificate for the Unit, if different from the name of the person who tendered such Units. If certificates for Units to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Units have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Units have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Units and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Units may not be rescinded, and any Units properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Units may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

             The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in the Offer to Purchase shall have occurred or shall have been determined by the Purchaser to have occurred,
   (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, all Units validly tendered by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect, by giving oral or written notice of such extension or amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to the Offer to Purchase. Under no circumstances will interest be paid on the Purchase Price for tendered Units, whether or not the Purchaser exercises its right to extend the Offer.

             Subject to the applicable rules of the Securities and Exchange Commission (the "Commission"), if the Minimum Condition is not satisfied, or if any or all of the other conditions set forth in the Offer to Purchase are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) in its sole discretion to
   (i) decline to purchase any of the Units tendered in the Offer, terminate the Offer and return all tendered Units to the tendering Unit holders,
   (ii) waive or reduce the Minimum Condition, or waive or amend any or all other conditions to the Offer to the extent permitted by applicable law and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of the Unit holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

             The information required to be disclosed by paragraph
   (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

             A request has been made to the Trustee for the use of the Trust's Unit holder list and security position listings for the purpose of disseminating the Offer to holders of Units. Once the Trust has provided such list and listings or otherwise complied with such request, the Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Units and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the name of whose nominees, appear on the Unit holder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Units.

             The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

             Questions and requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at the Purchaser's expense.

                    The Information Agent for the Offer is:
                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                     Banks and Brokerage Firms please call:
                                 (800) 662-5200

                            Toll Free (800) 566-9061

                      The Dealer Manager for the Offer is:
                           JEFFERIES & COMPANY, INC.
                               909 Fannin Street
                                   Suite 3100
                              Houston, Texas 77002
                                 (713) 658-1100
                            Toll Free (800) 533-0072

   January 20, 1998
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